Exhibit 99.1

NOTICE OF SETTLEMENT

WESTERN REFINING, INC.
5.75% Convertible Senior Notes due 2014

The Bank of New York Mellon Trust Company, N.A.
601 Travis Street, 16th Floor
Houston, Texas 77002
Attention: Corporate Trust Services (re: Western Refining, Inc.)

March 7, 2014

Ladies and Gentlemen:

Reference is made to the Senior Indenture (the “Base Indenture”), dated as of June 10, 2009, between Western Refining, Inc., a Delaware corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a Supplemental Indenture, dated as of June 10, 2009, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), relating to the Company’s 5.75% Convertible Senior Notes due 2014 (the “Securities”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

Notice of Settlement:

Pursuant to Section 4.03 of the Supplemental Indenture, the Company hereby informs you that it has elected, with respect to all conversions requested by Noteholders in accordance with the terms of the Indenture that are received by the Conversion Agent on or after March 20, 2014, to settle all conversions of Securities in the method as set forth in Section 4.03(c)(i) of the Supplemental Indenture.

Pursuant to Section 4.03(b)(ii) of the Supplemental Indenture, the Company has prepared a Consideration Notice, which is attached hereto as Exhibit A, and kindly requests that the Trustee distribute such notice to Noteholders.

Very truly yours,

WESTERN REFINING, INC.

By:	/s/ Gary R. Dalke
Name:	Gary R. Dalke
Title:	Chief Financial Officer

EXHIBIT A

CONSIDERATION NOTICE

WESTERN REFINING, INC.
5.75% Convertible Senior Notes due 2014

CUSIP Number: 959319AC8

March 7, 2014

NOTICE IS HEREBY GIVEN that Western Refining, Inc., a Delaware corporation (the “Company”), has made an election to settle, from the date hereof and in the method as described below, all conversions of its 5.75% Convertible Senior Notes due 2014 (the “Securities”) issued under the Senior Indenture (the “Base Indenture”), dated as of June 10, 2009 between Western Refining, Inc., a Delaware corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a Supplemental Indenture, dated as of June 10, 2009, between the Company and the Trustee (the “Supplemental Indenture” together with the Base Indenture, the “Indenture”).

Pursuant to Section 4.03(c)(i) of the Supplemental Indenture, with respect to all conversions requested by Noteholders in accordance with the terms of the Indenture that are received by the Conversion Agent on or after March 20, 2014, on the third Business Day immediately following the relevant Conversion Date, the Company will deliver to the converting Noteholders, a number of shares of the Company’s Common Stock obtained by dividing the aggregate principal amount of the Securities to be converted by $1,000, and multiplying that quotient by the applicable Conversion Rate on the relevant Conversion Date; provided, however, that with respect to conversions that occur on or after June 1, 2014, the Company will deliver such shares of Common Stock on June 16, 2014. The Company will not issue fractional shares of Common Stock upon conversion of Notes. Instead, the Company will pay cash in lieu of fractional shares pursuant to Section 4.03(d) of the Supplemental Indenture.

Holders of the Securities should contact The Bank of New York Mellon Trust Company, N.A., as Conversion Agent for the Securities, to exercise their conversion right.

The Bank of New York Mellon Trust Company, N.A.
Corporate Trust
Attention: Dacia Brown-Jones
111 Sanders Creek Parkway
East Syracuse, NY 13057
Telephone: (315) 414-3349
Fax: (732) 667-9408

Capitalized terms used herein but not otherwise defined herein shall have the meanings given to such terms as set forth in the Indenture.